EXHIBIT  14.1  CODE  OF  ETHICS

                      Code of Ethics for Executive Officers

Introduction

The Code of Ethics (the "Code") for Executive Officers has been adopted by the Board of Directors of Island Residences Club, Inc. (the "Company") on _________, 2006 to promote the honest and ethical conduct, proper disclosure to outside constituents, and compliance with applicable laws, rules and regulations by the Company's Executive Officers.

Applicability

The term "Executive Officers" includes the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), or any executive or senior officer of the Company or its subsidiaries.

Principles  and  Practices

In performing his or her duties for the Company, each Executive Officer of the Company agrees to abide by and to promote:

1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;
3. Compliance with rules and regulations of Federal, State and local governments;
4. Compliance with US Patriot Act of 2002 by all officers, directors and staff;
5. In light of the Company's global operations, sensitivity to the cultural differences and religious beliefs of co-workers, clients, stockholders and members of the corporation and the Residences Club;
6. Respect for confidential information acquired in the course of one's work except when otherwise legally obligated to disclose such confidential information;
7. Compliance with Federal and State insider trading rules and regulations and the Company's policy on appropriate periods when trading in the Company's securities is permitted;
8. Loyalty to the Company and avoidance of exploiting professional relationships for personal gains;
9. Compliance with all Company policies and procedures, including those applicable to employees, generally; and
10.   Accountability  for  adherence  to  the  Code.

Compliance  and  Accountability

Violations of the Company's Code of Ethics shall be reported promptly to the Company's Board of Directors.

Any violations of the Company's Code of Ethics may result in disciplinary action, up to and including immediate termination.